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                                                                     Exhibit 4.5


                           CERTIFICATE OF DESIGNATIONS

                                       of

                            SERIES D PREFERRED STOCK

                                       of

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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         GRAHAM-FIELD HEALTH PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series D Preferred Stock has been duly adopted by the Board of Directors of the corporation:

         RESOLVED, that a series of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Stock") be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions of such series, are as follows:

SECTION 1. Designation and Amount.

         The shares of such series shall be designated as the "Series D Preferred Stock" (the "Series D Preferred Stock") and the number of shares initially constituting such series shall be 2,036, which number may be increased (but not decreased) by the Board of Directors of the Corporation (the "Board of Directors") without a vote of stockholders. The stated value per share (the "Stated Value") of the Series D Preferred Stock shall be $2,000.

SECTION 2. Definitions.

         Capitalized terms used herein shall have the meanings set forth in this
Section 2:

         "Board of Directors" has the meaning ascribed to such term in Section
1.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time, including all certificates of designations with respect to Preferred Stock.

         "Common Stock" means the common stock, par value $.025 per share, of the Corporation.
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         "Issue Date" means May 12, 1999.

         "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

         "Preferred Stock" means the preferred stock, par value $.01 per share, of the Corporation.

         "Series A Preferred Stock" means the Preferred Stock designated as the Series A Junior Participating Preferred Stock.

         "Series B Preferred Stock" means the Preferred Stock designated as the Series B Cumulative Convertible Preferred Stock.

         "Series C Preferred Stock" means the Preferred Stock designated as the Series C Cumulative Convertible Preferred Stock.

         "Series D Preferred Stock" has the meaning ascribed in Section 1.

         "Stated Value" has the meaning ascribed in Section 1.

SECTION 3. Dividends and Distributions.

         (a) In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spinoff) on the Common Stock, then, and in each such case, the holders of shares of Series D Preferred Stock shall be entitled to receive from the Corporation, with respect to each one-one thousandth of a share of Series D Preferred Stock held, the same dividend or distribution received or to be received by a holder of one share of Common Stock.

         (b) The holders of shares of Series D Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 3.

         (c) Unless all dividends and distributions on the outstanding shares of Series D Preferred Stock that shall have accrued and be payable as of any date shall have been paid in full, or declared and funds or property, as appropriate, irrevocably set apart for payment thereof, no dividend or other distribution shall be paid to holders of Common Stock.

SECTION 4. Voting Rights.

         (a) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof in their capacity as such.

         (b) Except as provided in this Section 4 or in the Certificate of Incorporation, or as required by law, the holders of shares of Series D Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporation action.


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SECTION 5. Reacquired Shares.

         Any shares of Series D Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock.

SECTION 6. Liquidation, Dissolution or Winding Up.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, an amount per share of Series D Preferred Stock equal to the greater of (i) the Stated Value plus all accrued and unpaid dividends thereon to the date of such payment ("Liquidation Preference"), and (ii) the aggregate amount of cash and other property which a holder of 1,000 shares of Common Stock is entitled to receive in connection with such Liquidation. No distribution shall be made to the holders of shares of Common Stock upon a Liquidation unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received the amount to which they are entitled under this paragraph (a).

         (b) In the event that the assets of the Corporation available for distribution to the holders of the Series D Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6, such assets of the Corporation which are so available shall be allocated pro rata on a share-by-share basis among all shares of Series D Preferred Stock at the time outstanding.

         (c) For purposes of this Section 6, a Liquidation shall be deemed to include any sale of substantially all of the assets or equity securities of the Corporation, consolidation, merger or other business combination of the Corporation with or into any other Person or Persons.

SECTION 7. Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series D Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series D Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

SECTION 8. Replacement.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and


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deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series D Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 9. Legal Expenses.

         The Corporation agrees that, in the event that a holder or holders of Series D Preferred Stock shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of the Series D Preferred Stock by the Corporation and such holder or holders prevail in any such action or proceeding, such prevailing holder or holders shall be entitled to an award of, and the Corporation shall pay, the reasonable fees and expenses of legal counsel to such prevailing holder or holders.

         IN WITNESS WHEREOF, Graham-Field Health Products, Inc. has caused this Certificate of Designations of Series D Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 14th day of May, 1999.


                                              GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                               By: /s/ John G. McGregor
                                                  ______________________________
                                                  President

[SEAL]

Attest:



By: /s/ Richard S. Kolodny
   ___________________________________
   Secretary


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